Exhibit 99.1

American Access Technologies Reports Record

Earnings in Quarter Ended June 30, 2006

Keystone Heights, FL – August 9, 2006 – PRNewswire – FirstCall – American Access Technologies, Inc. (NASDAQ: AATK) reported its historic best net income in the quarter ended June 30, 2006.

Other highlights of the quarter include:

•	Net sales for the quarter were a historic 2nd best.

•	Quarterly marked improvement in gross margin.

•	Zone Cabling division 46% of total sales.

•	Signed letter of intent to combine with M & I Electric Industries, Inc.

Net sales for the three months ended June 30, 2006 were a 2nd best all-time historical high of $2,159,883, an increase of 2.3% over sales of $2,111,098 in the second quarter of 2005. Net sales for the six months ended June 30, 2006 were $4,299,788, an increase of 9.3% over sales of $3,935,697 for the six months ended June 30, 2005.

For the three months ended June 30, 2006, American Access generated a record-breaking all-time historical high net income of $228,781 or $0.03 per basic and diluted share, which was an increase of $200,379 (or 706%) from the net income of $28,402 or $0.00 per basic and diluted share over the comparative three-month period in 2005. For the six months ended June 30, 2006, the Company generated net income of $137,612 or $0.02 per basic and diluted share, which was an increase of $208,033 (or 295%) from the net loss of $70,421 or ($0.01) per basic and diluted share over the comparative six-month period in 2005.

Joe McGuire, Chief Financial Officer, commented on the quarterly results and outlook for the balance of 2006 as follows:

“Our favorable results in the second quarter reflect the progress we have made in improving our gross margin by increased productivity, better pricing, and an improved mix of business. These results support our confidence in projecting a profitable 2006. However, quarter-to-quarter margin rates are subject to fluctuations due to many factors.

“Our higher-margin zone cabling division represented better than 46% of our total sales this quarter and clearly demonstrates the continued market acceptance of zone cabling products. It also reflects the success of our sales and marketing alliance with Chatsworth Products, which represented approximately 36% of our total sales in the second quarter. We anticipate that sales will continue to reflect positive results from the relationships that the CPI sales force has developed for these products and from the relationships that our sales efforts have nurtured with the OEMs.

“Our second quarter sales were the fifth consecutive quarter with over $2 million in sales and was the fifteenth quarter out of the last sixteen with year-over-year quarterly sales increases, resulting in consistent, steady sales growth. We expect 2006 will be our fourth consecutive record sales year and the fifth consecutive year with double-digit sales growth. American Access maintained its strong balance sheet position during the second quarter, highlighted by reporting approximately $1,000,000 in cash and cash equivalents and maintaining its long-term debt-free status. American Access is firmly committed to driving profitable growth and creating shareholder value through the remainder of 2006.”

For further detailed information about the quarter ended June 30, 2006, please read the Company’s financial statements and footnotes, which will be included in our Quarterly Report on Form 10-QSB to be filed with the Securities and Exchange Commission later this week.

Update on M&I Electric

On July 6th, the Company announced a letter of intent to combine with M&I Electric Industries, Inc., a Houston-based provider of a wide range of switchgear, drives and other electrical products and services primarily to the energy industry. We are in the process of negotiating a definitive share exchange agreement with M&I and its stockholders. Upon execution of the definitive agreement we shall seek the approval of our stockholders at a meeting, which we now expect to hold in the fourth quarter of this year.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Our Omega Metals division manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques to public and private companies and U.S. government contractors.

Our Company SEC filings, news and product/service information are available at www.aatk.com.

Investor Notice: American Access Technologies, Inc. will file a proxy statement and other documents with the Securities and Exchange Commission in relation to the proposed business combination with M&I Electric Industries, Inc. Investors and shareholders are urged to carefully read these documents when they become available because they will contain important information concerning American Access Technologies, Inc., M&I Electric Industries, Inc. and the proposed business combination. A definitive proxy statement will be sent to shareholders of American Access seeking their approval of the transactions contemplated in connection with the business combination. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents containing information about American Access, without charge, at the SEC’s website at http://www.sec.gov. Copies of the American Access proxy statement and the SEC filings that will be incorporated by reference in the proxy statement may also be obtained free of charge by directing a request to Joseph McGuire, CFO of American Access, at (352) 473-6673, by e-mail to jmcguire@aatk.com or by accessing the Company’s website at http://www.aatk.com .

American Access Technologies, Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies from its shareholders. Information about these persons and a description of their direct or indirect interests, by security holdings or otherwise, can be found in American Access’ Annual Report on Form 10-KSB filed with the SEC, and additional information about such persons may be obtained from the proxy statement related to this transaction when it becomes available.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities. The securities to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Cautionary Note Concerning Forward-Looking Statements: This press release contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future revenues and profits. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues and profits will be achieved or achieved on the schedule indicated. Furthermore, unanticipated future events, conditions and financial trends may affect the Company’s revenues, operating results and financial position. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in the Company’s SEC filings. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.

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